Exhibit 99.1

ITEM 11-A. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT USING A METHOD OF CALCULATION BASED UPON A FULLY DILUTED CAPITAL STOCK AND NOT DEEMING SECURITIES REGISTERED IN THE NAME OF 612559 B.C. LTD. TO BE HELD BY ITS DIRECTORS

The following table sets forth certain information as of October 31, 2003 concerning the common stock owned by each officer and director of the Company, and each other person known to the Company to be the beneficial owner of more than five percent of the Company's common stock. Unless otherwise indicated, the address for each listed stockholder is c/o Most Home Corp., Suite 100 - 11491 Kingston Street, Maple Ridge, British Columbia, Canada V2X 0Y6.

The following information reflects the information contained in Item 11, save and except for the following: (A) Calculations are based upon a fully diluted capital stock of the Company; and (B) Securities registered in the name of 612559 B.C. Ltd. are not deemed to be held by the three directors of this company.
Name and Address	Shares Owned (1)	Percentage
Kenneth Galpin	320,000	2.0%
Scott Munro	56,046	0.3%
George Shahnazarian	866,666	5.2%
Ken Landis	1,620,000 (3)	9.7%
Glenn Davies	300,000	1.8%
Joy Tan	300,000	1.8%
David Woodcock Jacksonville, FL	300,000	1.8%
612559 B.C. Ltd. Maple Ridge, British Columbia Canada	4,638,452 (2)	24.4%
KJS Ventures Ltd. Abbotsford, B.C. Canada	1,125,000 (3)	6.8%
Khachik Toomian Sherman Oaks, CA	3,913,067	24.3%
Bradford Long	500,000	3.0%
William G. Spears New York, NY	4,875,000 (4)	27.5%
All officers and directors as group (8 persons)	8,901,163	40.7%

(1)   Includes shares issuable to the following Company's officers, directors and those persons owning more than 5% of the Company's common stock, upon the exercise of options or warrants or upon the exchange of Most Home's Series A Preferred stock:
Name	Shares Issuable Upon Exercise of Options or Warrants	Exercise Price	Expiration Date of Option or Warrant	Shares Issuable Upon Exchange of Series A Preferred Stock ("A") or Series B Preferred Stock ("B")
Kenneth Galpin	300,000	$0.20	08/01/06	--
George Shahnazarian	300,000 150,000	$0.20 $0.25	08/01/06 5/28/04	--
Scott Munro	50,000	$0.25	08/01/06	-
Joy Tan	300,000	$0.20	08/01/06	--
Glenn Davies	300,000	$0.20	08/01/06	--
Ken Landis	300,000	$0.20	08/01/06	--
David Woodcock	300,000	$0.20	08/01/06	--
KJS Ventures Ltd.	375,000	$0.25	07/12/04	--
Bradford Long	500,000	$0.25	12/10/03	--
William G. Spears	375,000 1,250,000	$0.40 $0.15	03/20/05 09/16/05	-- --

(2)  On September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of Most Home's Series A Preferred stock which are owned by William and Carole Coughlin. Each Series A Preferred share is entitled to one vote. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares, as well as 3,500,000 preferred shares of a wholly owned subsidiary of Most Home Corp. The option expired on April 30, 2002. A new option was signed on July 31, 2002. Under the new option agreement 612559 B.C. Ltd. acquired the voting rights to 2,871,559 Series A preferred shares and 628,441 common shares from Mr. and Mrs. Coughlin, as well as an option to acquire the said shares at a price that ranges from $0.30 to $1.00.per share. During 2002, 612559 B.C. Ltd. acquired 211,323 shares from Mr. and Mrs. Coughlin pursuant to the private option. The new option agreement expires on April 30, 2004.

Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors, officers and controlling persons of 612559 B.C. Ltd.

     The share ownership in the table for 612559 B.C. Ltd.;

-  includes 1,641,442 common shares owned directly;

-  assumes 2,871,559 Series A preferred shares of Most Home Corp. and Most Home's subsidiary which may be acquired from William and Carole Coughlin are exchanged for 2,871,559 shares of Most Home's common stock; and

- includes 417,118 common shares, which 612559 B.C. Ltd. acquired voting rights to on July 31, 2002.

     The shareholders of 612559 B.C. Ltd. are as follows:
Name	% Ownership
Kenneth Galpin	20.1% *
George Shahnazarian	2.0%
George Shahnazarian	20.1% *
Glenn Davis	20.1% *
David Woodcock	3.35% *
Joy Tan	3.35% *
KJS Ventures Ltd.	25.0%
Non-affiliates of Most Home	6.0%
--------- 100% =====

* Share ownership is through MarketU Communications, Ltd.

William Coughlin is the husband of Carole Coughlin.

(3)   Includes 750,000 shares and 375,000 share purchase warrants registered in the name of KJS Ventures Ltd., 75,000 shares registered in the name of Landmark Truss and Lumber Inc., and 50,000 shares registered in the name of Mid-Valley Truss, Inc. Mr. Landis controls KJS Ventures Ltd., Landmark Truss and Lumber Inc. and Mid-Valley Truss, Inc. and is therefore considered to be the beneficial owner of the shares.

(4)   Includes 375,000 shares and 187,500 share purchase warrants registered in the name of William G. Spears Profit Sharing Plan. Management of the Company understands that Mr. Spears controls the William G. Spears Profit Sharing Plan and is therefore considered to be the beneficial owner of the shares.